UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

(September 27, 2022)

Date of Report (Date of earliest event reported)

SANMINA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 964-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of each class)	(Trading symbol)	(Name of exchange on which registered)
Common Stock	SANM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 27, 2022 (the “Closing Date”), Sanmina Corporation (the “Company”) entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, the financial institutions party thereto from time to time as lenders and Bank of America, N.A., as administrative agent for such lenders. The Credit Agreement amended and restated the Company’s existing Fourth Amended and Restated Loan Agreement, dated as of November 30, 2018, as amended (the “Existing Credit Agreement”).

The Credit Agreement provides for an $800 million secured revolving credit facility, including a $100 million letter of credit sublimit, and a $350 million secured term loan. Subject to the satisfaction of certain conditions, including obtaining additional commitments from existing and/or new lenders, the Company may increase the revolving commitments under the Credit Agreement by up to $200 million. The term loan was fully drawn on the Closing Date. The revolving loans and term loan mature, and the revolving commitments terminate, on September 27, 2027 (the “Maturity Date”).

The proceeds of the term loan and the revolving loans under the Credit Agreement may be used for working capital and general corporate purposes. The Company has the right to prepay loans under the Credit Agreement in whole or in part at any time without penalty. Amounts prepaid under the revolving credit facility may be reborrowed. Amounts prepaid or repaid under the term loan may not be reborrowed. The Company used the proceeds of the term loan to repay the term loan outstanding under the Existing Credit Agreement, the principal amount remaining of which was $318 million.

Loans under the Credit Agreement bear interest, at the Company’s option, at either the Term Secured Overnight Financing Rate (“Term SOFR”) or a base rate, in each case plus a spread determined based on the Company’s credit rating. The spread ranges from 1.250% to 1.500% for Term SOFR loans and from 0.250% to 0.500% for base rate loans. At the Company’s current credit rating, the Term SOFR loan spread is 1.375% and the base rate spread is 0.375%. Interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of an interest period (and at three month intervals if the interest period exceeds three months) in the case of Term SOFR loans.  The principal amount of the term loan is required to be repaid in quarterly installments equal to 1.25%, for each quarterly installment, of the initial aggregate principal amount of the term loan.  The outstanding principal amount of all loans, together with accrued and unpaid interest, is due on the Maturity Date.

Certain of the Company’s domestic subsidiaries are guarantors in respect of the Credit Agreement. The Company and the guarantors’ obligations under the Credit Agreement are secured by a lien on substantially all of their respective assets (excluding real property), subject to certain exceptions.

The Credit Agreement requires the Company to comply with a minimum consolidated interest coverage ratio, measured at the end of each fiscal quarter of the Company, and at all times a maximum consolidated leverage ratio.

The Credit Agreement contains customary affirmative covenants and customary negative covenants limiting the ability of the Company and its subsidiaries to, among other things, incur debt, grant liens, make investments, make acquisitions, make certain restricted payments and sell assets, subject to certain exceptions. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued and unpaid interest under the Credit Agreement immediately due and payable and exercise the other rights and remedies provided for under the Credit Agreement and related loan documents. The events of default under the Credit Agreement include payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company and certain bankruptcy events.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the text of the Credit Agreement, which the Company will file as an exhibit to its annual report on Form 10-K for the fiscal year ended October 1, 2022.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA CORPORATION

Date: September 27, 2022	By:	/s/ Kurt Adzema
Name: Kurt Adzema
Title: Executive Vice President and Chief Financial Officer